EXHIBIT 10.11

EXHALE THERAPEUTICS, INC.

Exclusive License Agreement

AGREEMENT, dated as of March 14, 2000 (the “Effective Date”), between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation (“Columbia”), and EXHALE THERAPEUTICS, INC., a Delaware corporation (the “Company”).

1. Definitions.

a. “Affiliate” shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Company. Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity.

b. “Licensed Patents” shall mean the United States patents and/or patent applications listed in Exhibit A, which is attached hereto and incorporated as a part hereof; United States patents issued from the applications listed in Exhibit A and from any divisional and continuations of these applications and any reissues of such United States patents; claims of continuation-in-part applications; and claims of all foreign patent applications and/or patents or related patent documents which are directed to subject matter specifically described in the United States patents and/or patent applications listed in Exhibit A; including any provisional, substitutes, renewals, reissues, extensions, confirmations, reexaminations or registrations thereof.

c. “Licensed Product/Licensed Service” shall mean: any product or service the development, manufacture, use, sale, distribution, rental or lease of which cannot be developed, manufactured, used, sold, distributed, rented or leased without infringing, in the relevant jurisdiction, a claim of a Licensed Patent that has neither expired nor has been declared invalid by a court from which no appeal has been or can be taken.

d. “Licensed Technical Information” shall mean know-how, formulations, confidential information, and physical materials existing as of the Effective Date and conveyed by Columbia to the Company relating to the Licensed Patents, as set forth and listed in Exhibit B, which is attached hereto and incorporated herein.

e. “Net Sales” shall mean the total of all fees, amounts, payments, and other consideration charged by the Company and any Affiliate to any third party for the manufacture, use, sale, rental or lease of Licensed Products/Services, less returns and customary trade discounts actually taken, outbound freight, value added, sales or use taxes, and custom duties. In the case of transfers of Licensed Products/Services by the Company to an Affiliate for sale, rental, or lease of such Licensed Products/Services by such Affiliate to third parties, Net Sales shall be based upon the greater of the total fees, amounts, payments, and other consideration charged by the Company to the Affiliate and the total fees, amounts, payments, and other consideration charged by the Affiliate to

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third parties. With respect to each component constituting a Licensed Products/Services that is sold as part of a system or combination product, such fees, amounts, payments, or other consideration shall be equal to the amount determined by multiplying (i) the percentage represented by the retail price of such component when sold individually divided by the retail price of all of the components of a system or combination product when sold individually, by (ii) the system or combination product price. In the event such component is not sold individually, Net Sales shall be based upon an allocation to be mutually agreed to in good faith by Columbia and Company, based upon the proportion of the value of such system or combination product that could not be sold by the Company or its Affiliate without the benefit of the license granted pursuant hereto.

f. “Sublicensee” shall mean any third party to whom the Company has granted a sublicense pursuant to this Agreement.

g. “Sublicensee’s Net Sales” shall mean the total of all fees, amounts, payments, and other consideration charged by the Sublicensee for the manufacture, use, sale, rental or lease of Licensed Products/Services, less returns and customary trade discounts actually taken, outbound freight, value added, sales or use taxes, and custom duties. With respect to each component constituting a Licensed Products/Services that is sold as part of a system or combination product, such fees, amounts, payments, or other consideration shall be equal to the amount determined by multiplying (i) the percentage represented by the retail price of such component when sold individually divided by the retail price of all of the components of a system or combination product when sold individually, by (ii) the system or combination product price. In the event such component is not sold individually, Sublicensee’s Net Sales shall be based upon an allocation to be mutually agreed to in good faith by Columbia and Company, based upon the proportion of the value of such system or combination product that could not be sold by the Company or its Affiliate without the benefit of the license granted pursuant hereto.

h. “Territory” shall mean the entire world.

i. “First Anniversary Date” shall mean the date occurring one year after the Effective Date of this Agreement, and each such annual period (“Annual Period”) thereafter shall be defined as Second Anniversary Date, Third Anniversary Date, etc.

2. License Grant.

a. Columbia grants to the Company, upon and subject to all the terms and conditions of this Agreement:

(i) an exclusive license under the Licensed Patents to develop, manufacture, have made, use, sell, have sold, distribute, rent or lease Licensed Products/Services throughout the Territory, together with a right to grant sublicenses in accordance with subsection (b) below, Section 3(b), and the terms of this Agreement;

(ii) an exclusive license to use Licensed Technical Information to develop, manufacture, have made, use, sell, have sold, distribute, rent or lease Licensed

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Products/Services in the Field of Use throughout the Territory, together with a right to grant sublicenses in accordance with subsection (b) below, Section 3(b), and the terms of this Agreement.

b. Columbia grants to the Company the right to grant sublicenses to third parties, provided that: (i) the Sublicensee agrees to abide by all the terms and provisions of this Agreement; (ii) the Company remains fully liable for the performance of its and its Sublicensee’s obligations hereunder; (iii) each such sublicense is royalty-bearing, or provides or is supported by equivalent consideration; (iv) the Company notifies Columbia of any grant of a sublicense and provides to Columbia upon Columbia’s request a copy of any sublicense agreement; and (v) no such sublicense shall relieve the Company of its obligations under Section 6 hereof to exercise its own best efforts to develop and market Licensed Products/Services (whether satisfied by the Company or its Sublicensees in accordance with Section 6) or to pay Columbia any and license fees, royalties and other payments under Section 3 of the Agreement.

c. All rights granted by Columbia to the Company under this Agreement are subject to, and shall be construed in strict accordance with, the requirements of 35 U.S.C. Sections 200 et seq., as amended, and its implementing regulations and policies. Without limitation of the foregoing, the Company agrees that, to the extent required under applicable law, any Licensed Products/Services used, sold, distributed, rented or leased by the Company, an Affiliate or a Sublicensee in the United States will be manufactured substantially in the United States.

d. All rights to the Licensed Patents not specifically granted herein to other parties are reserved to Columbia.

3. Royalties and Payment.

a. In consideration of the licenses granted under Section 2(a)(i) and (ii) of this Agreement, the Company shall pay to Columbia:

(i) License fees: A license fee in the sum of $62,433 shall be paid to Columbia by Company on the Effective Date of this Agreement, which amount shall be a portion of the initial consideration for the licenses granted hereunder.

(ii) Royalties:

(A) Royalty Rate: Company shall pay to Columbia a royalty of [***] % on Net Sales of Licensed Products/Services in the Territory.

(B) Minimum Royalties Payable: Notwithstanding the foregoing, commencing one (1) year following the date after the first bona fide commercial sale of a Licensed Product/Service by the Company to a third party (“First Commercial Sale”), the minimum royalties due and payable to Columbia shall be at least the sum of $[***] during each such Annual Period that royalties are due and payable by Company to Columbia.

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b. Sublicense Royalties/Fees: In consideration of Company’s right to sublicense third parties granted under Section 2(b) of this Agreement, Company shall make additional payments to Columbia as follows:

(i) [***] % of all royalties received by the Company from Sublicensee’s Net Sales, and

(ii) [***] % of any and all other gross revenues, fees, payments and consideration (including any debt and/or equity securities or instruments), or any part thereof, received by Company from Sublicensee as full or partial consideration for the grant of any sublicense by Company pursuant to Section 2(b) of this Agreement, provided, that the Company shall only be required to make additional payments with respect to any non-cash consideration to the extent that such consideration was received as direct consideration for the grant of the sublicense and not for any other purpose.

c. Notwithstanding the above, Columbia shall not be entitled to any amounts under subsection (b) hereinabove, to the extent such amounts received by Company from its Sublicensees constitute bona fide research and development funding related to potential Licensed Products/Services.

d. Development Milestone Payments: In the event that the Company or any of its Affiliates or Sublicensees (collectively “Developer”) develops a Licensed Product for potential commercial sale in the Territory, the following milestone payments shall be made by Company to Columbia with respect to each and every such Licensed Product:

(i) $250,000 payable within thirty (30) days after Developer receives written approval from the Food and Drug Administration (“FDA”), or equivalent regulatory authority in the European Community or Japan, that it may lawfully sell such Licensed Product in such country, whichever shall first occur.

e. Equity Interest. Company and Columbia have agreed that a portion of Columbia’s consideration hereunder shall also include an equity interest of no less than 200,000 shares of common stock in the Company as set forth and in accordance with the terms and conditions of the Common Stock Purchase Agreement, which Common Stock Purchase Agreement shall be executed together with this Agreement, and which is attached hereto and incorporated herein as Exhibit C.

f. Foreign Revenues. With respect to revenues obtained by the Company in foreign countries, the Company shall make royalty payments to Columbia in the United States in United States dollars. Royalty payments for transactions outside the United States shall first be determined in the currency of the country in which they are earned, and then converted to United States dollars using the buying rates of exchange quoted by Citibank, N.A. (or its successor) in New York, New York for the last business day of the calendar quarter in which the royalties were earned.

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4. Reports and Payments.

a. Within ninety (90) days after the last business day of each calendar quarter of each Annual Period of this Agreement, the Company shall submit to Columbia a written report with respect to the preceding calendar quarter (the “Payment Report”) stating:

(i) Net Sales by the Company and any Affiliate during such quarter;

(ii) In the case of transfers of Licensed Products/Services by the Company to an Affiliate for sale, rental, or lease of such Licensed Products/Services by the Affiliate to third parties, Net Sales by the Company to the Affiliate and Net Sales by the Affiliate to third parties during such quarter;

(iii) Amounts accruing to, and received by, the Company from its Sublicensees during such quarter;

(iv) Sublicensee’s Net Sales during such quarter; and

(v) A calculation under Section 3 of the amounts due to Columbia, making reference to the application of each subsection thereof.

b. Simultaneously with the submission of each Payment Report, the Company shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report. Payment shall be by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:

Columbia Innovation Enterprise

General Post Office

P.O. Box 29944

New York, NY 10087-9944

or to such other address as Columbia may specify by notice hereunder.

c. The Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement. Upon reasonable notice, such books and records shall be open to inspection and copying, during usual business hours, by an independent certified public accountant to whom the Company has no reasonable objection, for three years after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the amounts paid by the Company under this Agreement. In the event that such review reveals that any payment to Columbia was understated by more than 5%, the Company shall pay, within ten days after demand by Columbia, the reasonable cost of such review.

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5. Reservation of Rights for Research Purposes; Freedom of Publication.

a. Columbia reserves the right to use the Licensed Patents and Licensed Technical Information for noncommercial research purposes and to permit other entities or individuals to use such Licensed Patents and Licensed Technical Information for noncommercial research purposes. Columbia shall obtain from all entities or individuals who are given permission to use the Licensed Patents and Licensed Technical Information an agreement in writing to limit such use to noncommercial research purposes and shall inform the Company of the identity of all such entities and individuals.

b. The Company acknowledges that Columbia is dedicated to free scholarly exchange and to public dissemination of the results of its scholarly activities. Subject to Columbia’s compliance with the terms of this Agreement, Columbia and their faculty and employees shall have the right to publish, disseminate or otherwise disclose the Licensed Patents or Licensed Technical Information, upon sixty (60) days prior written notice to the Company, provided that the Company shall have the right to review and comment upon any such publishing, dissemination or other disclosure.

6. Diligence.

a. The Company shall use its commercially reasonable best efforts to research, develop and market Licensed Products/Services for commercial sale and distribution throughout the Territory, and to such end, such efforts will include the following:

(i) upon the Effective Date of this Agreement, the Company shall provide an outline of a proposed financing and business plan for the research, development and marketing of Licensed Products/Services; and

(ii) no later than the Effective Date of this Agreement, the Company shall raise a total of at least eight hundred thousand dollars through the issuance and sale in all classes of securities and/or retained earnings.

b. In addition to subsection (a) above, Company shall be required to demonstrate to the reasonable satisfaction of Columbia that it has used its commercially reasonable best efforts to complete the following activities with respect to at least one Licensed Product under this Agreement:

(i) Within the Second Anniversary Date of this Agreement, Developer or a Sublicensee shall initiate human clinical trials required to obtain approval by FDA, or an equivalent regulatory authority in the European Community or Japan, in order to permit the lawful sale of such Licensed Product in such country; and

(ii) Within the Third Anniversary Date of this Agreement, Developer shall file an Investigational New Drug Application (“IND”), 510(k) or PMA submission, or other similar regulatory filing with the FDA, or equivalent regulatory filing with an equivalent regulatory authority in the European Community or Japan, in order to permit the lawful sale of such Licensed Product in such country; and

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(iii) Within the Fourth Anniversary Date of this Agreement, Developer or a Sublicensee shall complete Phase I human clinical trials required to obtain approval by FDA, or an equivalent regulatory authority in the European Community or Japan, in order to permit the lawful sale of such Licensed Product in such country; and

(iv) Within the Sixth Anniversary Date of this Agreement, Developer or a Sublicensee shall complete Phase II human clinical trials required to obtain approval by FDA, or an equivalent regulatory authority in the European Community or Japan, in order to permit the lawful sale of such Licensed Product in such country; and

c. In addition, Company shall use its best efforts to make a First Commercial Sale of at least one (1) Licensed Product/Service in the United States by the Eighth Anniversary Date of this Agreement.

d. Notwithstanding any other provisions of this Agreement, failure to achieve any of Company’s diligence obligations under this Section shall result in Columbia having the option of terminating all of the exclusive licenses granted under Section 2 in accordance with Section 17 of this Agreement, or converting any or all of such exclusive licenses to nonexclusive licenses; provided, however, that Columbia shall be entitled to exercise its termination right only after delivery of notice of such failure to the Company, upon which event the Company shall have twelve (12) months to cure such failure, provided, that during such twelve (12) month period the Company shall be required to pay the minimum royalty set forth in Section 3a.(ii)(B).

e. No less often than every six (6) months after the Effective Date of this Agreement, the Company shall report in writing to Columbia on progress made toward the diligence objectives set forth above, including updated business plans, together with the amount of research and development monies related to Licensed Products/Services and expended during that time period.

7. Patent Prosecution and Maintenance.

a. The Company shall pay Columbia the amount of $37,567 on the Effective Date in payment of all patent and related expenses (whether billed or unbilled) incurred by Columbia prior to the Effective Date.

b. Columbia, using Baker Botts L.L.P. (the “Specified Counsel”), or other counsel mutually acceptable to Columbia and the Company, will prepare, file, prosecute and maintain all Licensed Patents in Columbia’s name and in countries designated by the Company. Company will pay reasonable expenses incurred following the Effective Date of this Agreement in filing, prosecuting and maintaining such Licensed Patents, including reasonable attorneys fees, the costs of any interference proceedings, reexammations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges; provided, however, that if any Licensed Patent is licensed

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by Columbia to a third party or third parties, the expenses incurred after the effective date of such license to such third party in filing, prosecuting and maintaining such Licensed Patent in any country covered by such license shall be shared equally by the Company and the third party or third parties.

c. Patent expenses incurred after the Effective Date under this Section 7 shall be invoiced by and reimbursed to Columbia by Company on a semiannual basis. In no event shall the Company be liable to Columbia with respect to patent or related fees incurred prior to the Effective Date other than as set forth in paragraph (a) above.

d. If, following the Effective Date of this Agreement, the Company does not wish to have a patent application filed or prosecution of a Licensed Patent continued in a particular country or countries, Columbia may file such application or continue such prosecution at its own expense, and the Company will have no further rights under the Licensed Patents (including the right to make, have made, use or sell, have sold, rent distribute and/or lease Licensed Products/Services) in such country or countries. In such event, Columbia will be free to grant a license under the Licensed Patents for such country or countries to any other person or persons on any terms. The Company will be deemed not to want to file or continue prosecution of a Licensed Patent in a particular country or countries if it fails to respond within thirty (30) days to a written inquiry from Columbia concerning such filing or continued prosecution.

8. Infringement.

a. Columbia will protect its Licensed Patents from infringement and prosecute infringers at its own expense when in its sole judgment such action may be reasonably necessary, proper, and justified.

b. If the Company shall have supplied Columbia with notice of infringement of a claim of a Licensed Patent, the Company may by notice request that Columbia take steps to assert the Licensed Patent. Unless Columbia shall within thirty (30) days of the receipt of such notice either (i) cause such infringement to terminate or (ii) initiate legal proceedings against the infringer, the Company, upon notice to Columbia, may initiate legal proceedings against the infringer at the Company’s expense, provided, that in any event Columbia, if it determines to proceed against any infringer, shall not be required to cause such infringement to terminate or initiate legal proceedings until the Company shall provide Columbia with written evidence demonstrating prima facie such claimed infringement. In such event the Company may deduct from payments due hereunder to Columbia reasonable costs and legal fees incurred to conduct such proceedings, but in no event shall any payment due in any calendar quarter be reduced by more than 75% of the amount otherwise due to Columbia hereunder. Any recovery by the Company in such proceedings shall first be used to reimburse the Company for its reasonable costs and legal fees incurred to conduct such proceedings and next to pay to Columbia an amount equal to all amounts withheld from Columbia by the Company under this Section 8 during the pendency of the proceedings. The balance shall be retained by Company and such balance amount shall be deemed to be Net Sales of such Licensed Products/Services(s) and shall be subject to Company’s royalty and other payment obligations to Columbia with respect to Net Sales as set forth in this Agreement.

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c. In the event one party shall initiate or carry on legal proceedings to enforce any Licensed Patent against an alleged infringer, the other party shall use its best efforts to reasonably cooperate fully with and shall supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party that institutes any proceeding to protect or enforce a Licensed Patent shall have sole control of that proceeding and shall be responsible for the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph.

9. Confidentiality.

a. Except to the extent required to develop, manufacture, use, sell, have sold, distribute, rent or lease Licensed Products/Services, the Company will not disclose or distribute the Licensed Patents or Licensed Technical Information to any third party without Columbia’s written permission.

b. The obligations of confidentiality under this Section 9 do not apply to any Licensed Patents or Licensed Technical Information which:

(i) was known to the Company prior to receipt thereof from Columbia;

(ii) was or becomes a matter of public information or publicly available through no act or failure to act on the part of the Company;

(iii) is acquired by the Company from a third party entitled to disclose it to the Company;

(iv) the Company develops independently, or

(v) is required to be disclosed by applicable law or regulation

10. Disclaimer of Warranty; Limitations of Liability.

a. Nothing in this Agreement shall be construed as a warranty or representation by either party as to the validity of any Licensed Patent. Nothing in this Agreement shall be construed as a warranty or representation by either party that anything developed, manufactured, used, sold, rented, leased, or otherwise disposed of under any license granted under this Agreement is or will be free from infringement of domestic or foreign patents or other proprietary interests (including copyright) of other parties. COLUMBIA IS LICENSING THE LICENSED PATENTS, LICENSED TECHNICAL INFORMATION, AND THE SUBJECT OF ANY OTHER LICENSE HEREUNDER TO THE COMPANY, ON AN “AS IS” BASIS. COLUMBIA MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND AS TO THE LICENSED PATENTS, LICENSED TECHNICAL INFORMATION, THE SUBJECT OF ANY LICENSE HEREUNDER AND/OR LICENSED PRODUCTS/SERVICES, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS,

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ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT, AND ANY WARRANTIES OF FREEDOM OF INFRINGEMENT OF ANY PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS. NEITHER COLUMBIA, NOR ANY EMPLOYEE OR AGENT OF COLUMBIA, SHALL HAVE ANY LIABILITY TO THE COMPANY, ITS AFFILIATES OR ANY OTHER PERSON ARISING OUT OF THE USE OF LICENSED PATENTS, LICENSED TECHNICAL INFORMATION, THE SUBJECT OF ANY LICENSE HEREUNDER OR LICENSED PRODUCTS/SERVICES BY COMPANY, ITS AFFILIATES, OR ANY OTHER PARTY FOR ANY REASON, INCLUDING BUT NOT LIMITED TO THE UNMERCHANTABILITY, INADEQUACY OR UNSUITABILITY OF THE LICENSED PATENTS, LICENSED TECHNICAL INFORMATION, THE SUBJECT OF ANY LICENSE HEREUNDER OR LICENSED PRODUCTS/SERVICES FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, OR FOR ANY LATENT DEFECTS THEREIN.

b. In no event will Columbia, or their respective trustees, officers, agents or employees be liable to the Company or to any other party, for any loss or damages, consequential, incidental, indirect or otherwise, including, but not limited to time, money, or good will, arising from the use, operation or application of the Licensed Patents, Licensed Technical Information, or Licensed Products/Services by the Company or its Affiliates. In no event shall Columbia’s liability to the Company exceed the payments made or other consideration granted to Columbia by the Company under this Agreement.

11. Prohibition Against Use of Columbia’s Name.

The Company will not use the name, insignia, or symbols of Columbia, their respective faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee, or student of Columbia for any purpose whatsoever without Columbia’s prior written consent; except as required by law or regulation.

12. Compliance with Governmental Obligations.

a. Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under the license provisions of this Agreement if the Company is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Licensed Products/Services to a point of practical application.

b. The Company shall comply upon reasonable notice from Columbia with all governmental requests directed to either Columbia or the Company and relating to the Licensed Patents, the Licensed Technical Information or the license granted hereunder and provide all information and assistance necessary to comply with the governmental requests.

c. The Company shall, in connection with the license granted to it hereunder, comply in all material respects with all applicable government regulations in force and effect including, but not limited to, Federal, state, and municipal legislation.

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13. Indemnity and Insurance.

a. The Company will indemnify and hold Columbia harmless against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including reasonable attorneys’ fees) based on or arising out of the actions of the Company and its Affiliates and Sublicensees pursuant to this Agreement, including, without limitation, (i) the development, manufacture, packaging, use, sale, rental or lease of Licensed Products/Services, even if altered for use for a purpose not intended, (ii) the use of Licensed Patents or Licensed Technical Information by the Company, its Affiliates, its Sublicensees or its (or their) customers and (iii) any representation made or warranty given by the Company, its Affiliates or Sublicensees with respect to Licensed Products/Services, Licensed Patents or Licensed Technical Information. The Company will reimburse Columbia for the reasonable costs, if any, of enforcing this provision.

b. The Company shall maintain, from and after the earlier of (i) the date on which Company or its Affiliates commence pre-clinical trials of Licensed Products/Services, or (ii) the date which falls one hundred and eighty (180) days after the Effective Date, commercial general liability insurance, including product liability insurance, with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of the Company and its Affiliates, for minimum limits of $1,000,000 (the “Minimum Amount”) combined single limit for bodily injury and property damage per occurrence and in the aggregate. From and after the date on which Company or its Affiliates commence clinical trials of Licensed Products/Services, the Minimum Amount shall be increased to $2,000,000. The Company shall furnish a certificate of insurance evidencing such coverage, with thirty days’ written notice to Columbia of cancellation or material change.

c. The Company’s insurance with respect to its activities hereunder shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

d. The Company shall at all times comply with all statutory workers’ compensation and employers’ liability requirements covering its employees with respect to activities performed under this Agreement.

14. Marking.

Prior to the issuance of patents, the Company will mark Licensed Products/Services made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents.

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15. Export Control Laws.

This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed from time to time by the government of the United States of America. Furthermore, each party hereto agrees that it will not export or re-export, directly or indirectly, any technical information acquired from the other under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

16. Breach and Cure.

a. In addition to applicable legal standards, the Company shall be considered to be in material breach of this Agreement for: (i) failure to pay fully and promptly amounts due pursuant to Section 3 and payable pursuant to Section 4 in accordance with the time periods set forth therein; (ii) failure of the Company to meet its obligations under Section 6 of this Agreement; (iii) failure to reimburse Columbia for or pay fully and promptly the costs of prosecuting and maintaining Licensed Patents pursuant to Section 7; and/or (iv) failure to comply with governmental requests directed to Columbia or the Company pursuant to Section 11(b) within a reasonable period of time.

b. Either party shall have the right to cure its material breach. The cure shall be effected within a reasonable period of time but in no event later than ninety (90) days after notice of any breach given by the non-breaching party.

17. Term of Agreement.

a. This Agreement shall be effective as of the date first set forth above and shall continue, in full force and effect until its expiration or termination in accordance with this Section 17.

b. Unless terminated earlier under any provision of this Agreement, the term of the licenses granted hereunder shall extend, on a country-by country basis, until the later of (i) the date of expiration of the last to expire of the Licensed Patents or (ii) the date ten (10) years from the first commercial sale of a Licensed Product/Service.

c. The license granted under this Agreement may be terminated by Columbia: (i) upon ninety (90) days written notice to the Company if Columbia elects to terminate in accordance with Section 6(d); (ii) upon written notice to the Company for the Company’s material breach of the Agreement and the Company’s failure to cure such material breach in accordance with Section 16(b); (iii) upon written notice to the Company for the Company’s material breach of the Stock Purchase Agreement or the Investor Rights Agreement, dated as of the date hereof, between the Company, Columbia and certain other parties thereto, and the Company’s failure to cure such material breach within sixty (60) days; or (iv) should the Company commit any act of bankruptcy, become insolvent, file a petition under any bankruptcy or insolvency act or have any such petition filed against it.

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d. Notwithstanding the foregoing, Company shall have the right, on a country-by-country basis, to terminate, upon ninety (90) days written notice to Columbia, the license rights granted under Section 2 of this Agreement with respect to any Licensed Patent(s) and/or Licensed Technical Information. In such event, such license rights granted to Company under Section 2 of this Agreement, with respect to such Licensed Patent(s), Licensed Technical Information and/or specific country in the Territory shall terminate, and Columbia shall be free, in the exercise of its sole discretion, to license or otherwise transfer such right(s) to any party as it deems appropriate. In the event of such termination by Company under this subsection (d), all other terms and conditions of this Agreement shall remain in full force and effect

e. Upon any termination of this Agreement pursuant to Section 17(c), all sublicenses granted by the Company under it shall be assigned to Columbia.

f. Sections 4, 9, 10, 11, 12, 13, 17(f), 18, and 22 will survive any termination or expiration of this Agreement.

18. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be considered given (i) when mailed by certified mail (return receipt requested), postage prepaid, or (ii) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged,

if to Columbia, to:	Executive Director Columbia Innovation Enterprise Columbia University Engineering Terrace, Suite 363 500 West 120th Street, Mail Code 2206 New York, New York 10027

copy to:	General Counsel Columbia University 412 Low Memorial Library 535 West 116th Street, Mail Code 4308 New York, New York 10027

if to the Company, to:	President Exhale Therapeutics, Inc. c/o The Spray Fund 100 Walnut Street Boston, MA

copy to:	Johan V. Brigham, Esq. Bingham Dana LLP 150 Federal Street Boston, MA 02110

or to such other address as a party may specify by notice hereunder.

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19. Assignment. This Agreement and all rights and obligations hereunder may not be assigned by either party without the written consent of the other party; except that Columbia shall not unreasonably withhold its consent that such rights and obligations hereunder may be transferred to a successor to the Company’s business, whether by merger, or sale of all or substantially all of the Company’s assets, or all or substantially all of the Company’s assets relating to practice of the Licensed Technology using the Licensed Patents. Any attempt to assign without compliance with this provision shall be void. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to prohibit or limit the Company’s ability to conduct any merger or sale of its assets.

20. Waiver. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being sought.

21. Entire Agreement; Amendment. This Agreement, together with Confidentiality Agreement signed by Spray Venture Partners on December 11, 1998 and attached herein as Exhibit D, the obligations of Spray to Columbia under which the Company hereby assumes and agrees to be bound by, and the Exhibits, including the Stock Purchase Agreement, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter. This Agreement may be amended only by written agreement duly executed by the parties.

22. Governing Law. This Agreement shall be governed by New York Law applicable to agreements made and to be performed in New York.

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IN WITNESS WHEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK

By	/s/ JACK M. GRANOWITZ

Jack M. Granowitz
Executive Director,
Columbia Innovation Enterprise

EXHALE THERAPEUTICS, INC.

By	/s/ KEVIN G. CONNORS

Kevin G. Connors
President

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EXHIBIT A

United States Patent #5,633,003, Jerome O. Cantor, Use of Intratracheally Administered Hyaluronic Acid to Ameliorate Emphysema Issued May 27, 1997

United States Patent Application serial #09/079,209, Jerome O. Cantor, Method For The Prevention of Tissue Elastic Fiber Injury

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EXHIBIT B

1. Defining the optimum Molecular Weight of Hyaluronic Acid (HA)

2. Use of additional Compounds in Conjunction with HA, such as chondroitin sulfate, HA binding proteins, CD 44 receptor.

A variety of compounds may be delivered to the lung in combination with HA to increase its therapeutic efficacy. Compounds which increase the binding of HA to lung elastic fibers might be useful. These substances include, but are not limited to, glycosaminoglycans such as chondroitin sulfate, HA binding proteins and the CDR44 receptor.

3. Use of HA for drag delivery.

HA is retained in the lung for several hours following intratracheal instillation and may therefore be useful as a carrier for antibiotics, anti-neoplastic drugs and anti-inflammatory agents to increase their therapeutic efficac. Such agents could be covalently or noncovalently bound to HA.

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